Exhibit 99.2

VIASPACE INC. PRESENTS BUSINESS OVERVIEW AND UNVEILS ITS NEW WEBSITE AS COMPANY COMMENCES TRADING ON THE OTC EXCHANGE

PASADENA, CA.—June 22, 2005—VIASPACE Inc. (OTCBB:VSPC), a spin-off of Caltech/NASA’s Jet Propulsion Laboratory that transforms proven space and defense technologies into hardware and software products that solve today’s complex problems, provided today a company overview and unveiled its new corporate website (www.VIASPACE.com) on its first day of trading on the over-the-counter bulletin board exchange. VIASPACE will trade under the symbol VSPC. The announcement was made by Dr. Carl Kukkonen, CEO of VIASPACE.

VIASPACE was formed in July 1998 with an objective of transforming technologies from Caltech/NASA’s Jet Propulsion Laboratory and other advanced technology centers into hardware and software products that solve homeland security & public safety issues, supply chain management & asset tracking concerns, and deficiencies in delivering longer-lasting portable power to laptops & cell phones. Through its three subsidiaries—Arroyo Sciences, Ionfinity, and Direct Methanol Fuel Cell Corporation (DMFCC)—VIASPACE has a diversified high tech portfolio that includes microelectronics, sensors, homeland security & public safety, energy/fuel cells, information & computational technology, and RFID.

VIASPACE focuses on technologies originally developed for NASA and the US Department of Defense that have already reached a certain stage of maturity. In the last six years, VIASPACE and its subsidiaries have secured more than $30 million in venture financing and strategic investment. Initial investors include Hewlett Packard, Los Angeles County Community Development Commission, Blueprint Ventures, The United Company, BioProjects International, Forrest Binkley & Brown, American River Ventures, and Nth Power.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with unparalleled knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Formed in 1998 with the objective of transforming proven space and defense technologies from CalTech/NASA’s Jet Propulsion Laboratory into hardware and software solutions that solve today’s complex problems, VIASPACE has strong strategic relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, contact Investor Relations (888) 359-9558 or IR@VIASPACE.com, or Public Relations PR@VIASPACE.com.